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Exhibit 23.1

Consent of Independent Auditors

The Board of Directors
MedicaLogic/Medscape, Inc.:

        We consent to incorporation by reference in the Registration Statements (Nos. 333-94751, 333-94761 and 333-37294) on Form S-8 of MedicaLogic/Medscape, Inc. of our report dated April 5, 2002, with respect to the consolidated balance sheets of MedicaLogic/Medscape, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2001.

        Our report dated April 5, 2002 contains an explanatory paragraph that states that the Company has filed Chapter 11 Bankruptcy and completed the sale of substantially all of its remaining net operating assets on March 25, 2002, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Portland, Oregon
April 16, 2002

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  Exhibit 23.1
Consent of Independent Auditors